Exhibit 99.6
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
     We hereby consent to the use of our name and to the inclusion of our opinion letter, dated July 20, 2011, as Annex E to, and the references thereto under the captions “SUMMARY—Opinions of Financial Advisors to Express Scripts—Opinion of Citigroup Global Markets Inc.”, “THE MERGERS—Background of the Mergers”, “THE MERGERS—Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers”, “THE MERGERS — Opinions of Financial Advisors to Express Scripts — The Citigroup Opinion” in, the Joint Proxy Statement/Prospectus of Express Scripts, Inc. and Medco Health Solutions, Inc. which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Aristotle Holding, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.
New York, New York
October 5, 2011